The transactions pursuant to the share exchange described in this press release involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

October 29, 2024

To whom it may concern

Company Name:	Daito Trust Construction Co., Ltd.
Name of Representative:	Kei Takeuchi, Representative Director, CEO
(Securities Code: 1878, Prime Market of Tokyo Stock Exchange; Premium Market of Nagoya Stock Exchange)
(ADR Level I, OTC: DIFTY)
For Inquiries:	Executive Officer, General Manager of Corporate Planning Department, Hiroshi Shiomi
(TEL: 03-6718-9068)

Company Name:	HOUSECOM CORPORATION
Name of Representative:	Kei Tamura, President and Representative Director
(Securities Code: 3275, Standard Market of Tokyo Stock Exchange)
For Inquiries:	General Manager of Corporate Planning Department,
Naoki Kazama
(TEL: 03-6717-6939)

Notice Regarding the Execution of Share Exchange Agreement to Make

HOUSECOM CORPORATION a Wholly Owned Subsidiary of Daito Trust Construction Co., Ltd.

(Simplified Share Exchange)

Daito Trust Construction Co., Ltd. (“Daito”) and HOUSECOM CORPORATION (“Housecom,” and together with Daito, the “Companies”) hereby announce as follows that the Companies resolved at the meeting of their respective board of directors today to implement a share exchange (the “Share Exchange”) in which Daito will become a wholly owning parent company in the share exchange and Housecom will become a wholly owned subsidiary in the share exchange, and that the Companies have executed a share exchange agreement as of today (the “Share Exchange Agreement”).

The Share Exchange will be implemented effective as of February 1, 2025, for Daito, without obtaining the approval by the general shareholders’ meeting by way of simplified share exchange procedure as set forth in Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; hereinafter the same), and for Housecom, by obtaining the approval for the Share Exchange Agreement in its extraordinary shareholders’ meeting to be held on December 20, 2024 (the “Extraordinary Shareholders’ Meeting”).

Moreover, prior to the effective date of the Share Exchange (scheduled on February 1, 2025), the ordinary shares of Housecom (“Housecom Shares”) will be delisted from the Standard Market of Tokyo Stock Exchange, Inc. (the “TSE”) on January 30, 2025 (the last trading day will be January 29, 2025).

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1.	Purpose of wholly owning the subsidiary through the Share Exchange

Daito is comprised of Daito, its 51 consolidated subsidiaries and 3 equity method affiliates (collectively, “Daito Group”), and offers comprehensive services ranging from design and construction of building leasing business to tenant recruitment business and rental housing management to landowners who are seeking optimal use of their land through the building leasing business, and is also engaged in related businesses such as gas supply, solar power generation, nursing care, and childcare. In 2024, on the occasion of its 50th anniversary, Daito Group formulated its Group Purpose: “Link the Trust to Make a Better Future,” and defined “Vision 2030” as its vision for 2030 based on Daito Group Purpose as the first step towards becoming a 100-year company. It has positioned the period from FY2024 to FY2026 as “New Challenges as a group” leading up to 2030, and in May 2024, Daito formulated its medium-term management plan (the “Medium-Term Management Plan”). The Medium-Term Management Plan has set out three key measures as basic policies, i.e., (i) promotion of human capital management, (ii) establishment of a strong core business, and (iii) tackling on the focus areas of this Medium-Term Management Plan (expansion of real estate development business, starting overseas operations, and regional development that is unique to Daito Group), with the aim of contributing to society through business activities.

On the other hand, Housecom was established in 1998 as Kansai Housecom Co., Ltd. As a company receiving 100% investment from Daito, with the aim of providing brokerage services for rental buildings in the Kansai region. In 2003, the company changed its trade name to the current trade name, and in 2011, it was listed on the JASDAQ (currently Standard) Market of Osaka Securities Exchange Co., Ltd. (currently TSE). In 2019, it made SK Building Material Co., Ltd., which operates a construction and renovation business, a consolidated subsidiary. In 2021, it made TAKUTO Co., Ltd. (currently Osaka Housecom Co., Ltd.), which operates a real estate rental brokerage business mainly in Osaka, a consolidated subsidiary. After changing to adopt a holding company system in 2022, it made CRN Co., Ltd., which operates the real estate franchise brand “Clasmo” in the Kansai region, a consolidated subsidiary in 2023, and has played an important role in the real estate rental brokerage business of Daito Group. In addition, under the mission of “creating a world that makes people happy through housing,” Housecom handles properties of self-managing landlords, management companies, and Daito without distinction, and is committed to finding housing spaces that best meet the needs of customers as a “tenant’s agent.” Also, Housecom’s basic policy on sustainability is: “As a housing service provider, we aim to achieve the continuous development of our business activities and the realization of a sustainable society by providing our customers with comfortable living environments and our landlords with stable management.” In the medium to long term, Housecom is working to improve its performance by setting four key management strategies, i.e., (i) reinforcing the competitiveness of existing businesses through the use of IT technology and customer information, (ii) expanding the scale by increasing the number of stores in the existing businesses through new store openings and M&A, (iii) transforming the profit structure by expanding the business area of services provided through data and capital goods and services with continuous income streams, and (iv) strengthening internal systems to advance group management.

In recent years, the macroeconomic trends of the global and domestic economies have led to significant changes in the socioeconomic environment surrounding the Companies, and it is expected that competition among corporations will further intensify. In addition, the Building Lots and Buildings Transaction Business Act was amended in May 2022 as part of the development of digital reform-related laws aimed at forming a “digital society,” and as a result, electronical real estate-related transactions became possible. It is expected that real estate-related laws and regulations will be additionally amended in a flexible manner and the real estate industry will also undergo further digital transformation (“DX”), and thus, the real estate industry is entering a period of major changes. While the rental housing market is recovering its vitality through efforts to revitalize sales and promotional activities after various restrictions were eased in May 2023 following the reclassification to Class 5 of COVID-19, the housing market is facing changes in customer needs due to a demand for homes that offer both comfort and environmental friendliness, against a backdrop of diversification of consumers’ housing and lifestyles in the post-pandemic era, the intensified natural disasters due to climate change, and the growing interest in houses with high energy-saving and energy-generating performance, etc. Accordingly, it is necessary to take various measures to win the competition among corporations.

In order to continue its growth even in a drastically changing business environment, Daito has been proceeding to formulate the Medium-Term Management Plan, and in the process, has been discussing a review of its business portfolio. In addition, in light of the fact that there has been a growing trend in recent years towards strengthening measures to deal with the risk of structural conflicts of interest in the governance of listed subsidiaries, such as the re-revision of the Corporate Governance Code on June 11, 2021, Daito also discussed the ideal listing of parent and subsidiary companies. Based on these discussions, Daito has been internally considering the capital relationship with Housecom since around December 2023. As a result of the deliberations, the current position was acknowledged as follows: (i) the Companies are respectively implementing various measures to respond to rapid changes in the business environment and to win the competition; (ii) in the process, issues such as overlapping investment in IT and DX are currently occurring; and (iii) the Companies are required to operate independently if they are both listed, and this means that the Companies are restricted in sharing customer information and know-how that they have obtained and accumulated through their business activities, and therefore, it is difficult for Housecom to carry out a stable management from a medium- to long-term perspective. Daito has come to recognize that the various measures being implemented by the Companies are aimed in the same direction, and that by optimizing the allocation of management resources across the entire Daito Group, rather than each company acting independently, the initiatives of the Companies will be accelerated even further, the aforementioned issues will be resolved, and Daito, Housecom, and Daito Group will be able to improve their corporate value even in the current challenging business environment. For this reason, Daito made an initial request to Housecom in early April 2024 to begin discussions on making Housecom a wholly owned subsidiary.

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Housecom believes that in order to achieve further growth based on its core business of real estate rental brokerage business, it is crucial for Housecom to build a new network and cooperative system with Daito and Daito Group companies that comprise Daito Group’s value chain, and to view such new network and cooperative system as new growth opportunities for Housecom. Housecom also believes that its further revenue growth anticipated from the enhanced cooperation with each business within Daito Group will not only contribute to Daito’s future consolidated earnings, but will also revitalize Daito Group.

Moreover, the flexible and highly adaptable business model of Housecom which is capable of handling a wide range of properties with various attributes without any overemphasis on any particular type of property, will be able to demonstrate its strengths when Daito Group implements business alliances and M&As in the future with companies in the same or different industries in order to create new value in the real estate rental brokerage business.

Given these circumstances, Housecom has decided to continue discussions with Daito with a view to proactively consider Daito’s initial proposal to make Housecom its wholly owned subsidiary.

Subsequently, as stated in “3. (1) Basis and reasons for the allotment” below, Daito engaged external experts and continued with further consideration, and in late June 2024, it formally proposed to Housecom that it would make Housecom a wholly owned subsidiary through a share exchange in order to attain effects such as coexistence of the rental brokerage store network and brand and promotion of the joint development of IT systems.

Following the formal proposal from Daito, its parent company and controlling shareholder, as stated in 3. (4) “Measures to ensure fairness (including those to prevent conflicts of interest)” below, Housecom considered the specific details of the independent review system that would be required for the consideration of the Share Exchange and appropriately established such a review system in order to ensure the fairness of the Share Exchange, and began to specifically consider the Share Exchange in late June 2024. Upon commencing the specific consideration and review, in order to eliminate arbitrariness in the decision-making process of Housecom’s board of directors regarding the proposal from Daito, ensure the fairness, transparency and objectivity of the decision-making process at Housecom, and avoid conflicts of interest, Housecom established a special committee comprised of independent members who have no vested interest in the controlling shareholder Daito on July 18, 2024 (the “Special Committee”; see 3. (4) “Measures to ensure fairness (including those to prevent conflicts of interest)” for further details). At the same time, external experts were also appointed in order to establish a system for specific consideration.

Since then, Daito and Housecom have continued to deepen their respective considerations of the Share Exchange, and have held repeated discussions and negotiations between the Companies in parallel. As a result, Daito and Housecom came to a conclusion that making Housecom a wholly owned subsidiary while maintaining Housecom’s current business execution system will enable a build-up of business strategy for new growth trajectory, and in addition, linking the initiatives that Daito is promoting in the Medium-Term Management Plan to achieve ease of work and job satisfaction with the free and open culture of Housecom will lead to greater vitality in each and every employee. As a result, both the business strategy and the power of the employees will be reinforced, and the presence of Daito Group within the real estate rental brokerage industry will be solidified. The specific measures to be taken after the Share Exchange and its expected actual effects are as follows:

(1)	Coexistence of rental brokerage store network and brands

Optimizing the store network and allowing coexistence of the brands in Daito Group will enable the use of the strengths of the Companies and the solidification of Daito Group’s status within the real estate rental brokerage industry.

(2)	Promotion of joint development of IT systems

Rather than each of the Companies to independently develop its own IT system, sharing and combining the know-how of the Companies will enable the promotion of system development that contributes to strengthening the profitability, growth potential, and competitiveness of the entire Daito Group.

(3)	Promotion of human capital management

Promoting the active exchange of human resources within the Companies and the management of human capital in Daito Group will enable a pursuit of improvement in the treatment and salary levels of employees. As a result, this will lead to the provision of a more secure working environment for Housecom’s employees.

(4)	Expansion of offered services through sharing of Companies resources

Expanding the scope of sharing and utilization of know-how in corporate sales and brokerage businesses and customer information obtained through business by the Companies will enable potential expansion of the customer base and business domain of Daito Group.

(5)	Reduction of listing maintenance costs

Implementing the Share Exchange will enable Daito Group to reduce costs associated with governance measures required to maintain its listing, as well as annual listing fees, disclosure document preparation costs, stock transfer agency costs, audit costs, etc.

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The Companies have decided that the Share Exchange scheme is the best option as the method of making Housecom a wholly owned subsidiary of Daito. This is because by allotting and delivering ordinary shares of Daito (“Daito Shares”) to Housecom’s minority shareholders in consideration of the Share Exchange, and through the holding of Daito Shares, Housecom’s minority shareholders will be able to enjoy the effects expected to be achieved through the implementation of the various measures envisaged after the Share Exchange, as well as the business development and earnings growth of Daito Group resulting from the realization of these effects, and the resulting rise in the share price of Daito Shares, and also because the highly liquid Daito Shares can be converted into cash at any time by market trading.

Based on the above, after comprehensive consideration by the Companies, the Companies agreed that the Share Exchange, through which Housecom will become a wholly owned subsidiary of Daito, will contribute to the enhancement of the corporate value of the Companies. After reaching an agreement through discussions and consultations regarding the allotment ratio of the Share Exchange and other terms and conditions, the boards of directors of the Companies passed resolutions today to implement the Share Exchange with the aim of making Housecom a wholly owned subsidiary of Daito, and the Companies entered into the Share Exchange Agreement.

2.	Summary of the Share Exchange
(1)	Schedule of the Share Exchange
Date of board of directors’ resolution to enter into the Share Exchange Agreement (Companies)	October 29, 2024 (Tuesday) (date hereof)
Date of execution of the Share Exchange Agreement (Companies)	October 29, 2024 (Tuesday) (date hereof)
Date of public notice for Reference Date of the Extraordinary Shareholders’ Meeting (Housecom)	November 5, 2024 (Tuesday) (tentative)
Reference Date of the Extraordinary Shareholders’ Meeting (Housecom)	November 20, 2024 (Wednesday) (tentative)
Date of the Extraordinary Shareholders’ Meeting (Housecom)	December 20, 2024 (Friday) (tentative)
Last trading day (Housecom)	January 29, 2025 (Wednesday) (tentative)
Delisting day (Housecom)	January 30, 2025 (Thursday) (tentative)
Effective date of the Share Exchange (Companies)	February 1, 2025 (Saturday) (tentative)

(Note 1) The above schedule for the Share Exchange is subject to change by agreement of the Companies due to any procedural requirements of the Share Exchange or any other reasons. Such change (if any) will be promptly published.

(Note 2) Daito will implement the Share Exchange by way of simplified share exchange procedure which does not require any approval of the resolution of its general shareholders’ meeting pursuant to Article 796, Paragraph 2 of the Companies Act.

(2)	Method of the Share Exchange

In the Share Exchange, Daito will become a wholly owning parent company in the share exchange and Housecom will become a wholly owned subsidiary in the share exchange. The Share Exchange will be implemented effective as of February 1, 2025, for Daito, without obtaining the approval by the general shareholders’ meeting by way of simplified share exchange procedure as set forth in Article 796, Paragraph 2 of the Companies Act, and for Housecom, by obtaining the approval for the execution of the Share Exchange Agreement in its Extraordinary Shareholders’ Meeting to be held on December 20, 2024.

(3)	Allotment of shares in the Share Exchange
	Daito (wholly owning parent company in the share exchange)	Housecom (wholly owned subsidiary in the share exchange)
Allotment ratio pertaining to the Share Exchange	1	0.08
Number of shares allotted by the Share Exchange	Ordinary shares of Daito: 296,324 shares (tentative)

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(Note 1) Allotment ratio of shares

Daito allots 0.08 shares of Daito Shares per one (1) Housecom Share. Provided that no shares will be allotted in the Share Exchange regarding 4,000,000 shares of Housecom Shares owned by Daito as of the Reference Time (as defined below). The abovementioned allotment ratio pertaining to the Share Exchange (the “Share Exchange Ratio”) is subject to change upon consultation and agreement between the Companies if there are any material changes in the terms and conditions underlying the valuation.

(Note 2) Number of Daito Shares to be allotted by the Share Exchange

Upon the Share Exchange, Daito will allot Daito Shares to all shareholders of Housecom (meaning shareholders after the cancellation of treasury shares described below, and excluding Daito) as of the time immediately prior to Daito’s acquisition of all issued and outstanding shares of Housecom (excluding Housecom Shares owned by Daito) through the Share Exchange (the “Reference Time”), as calculated by multiplying the total Housecom Shares owned by the shareholders by the Share Exchange Ratio, in exchange for Housecom Shares owned by the relevant shareholders.

Daito will use its own treasury shares to allot all Daito Shares to Housecom shareholders in the Share Exchange and has no plans to issue new shares.

Housecom will resolve at the meeting of its board of directors to be held on or before the day immediately prior to the effective date of the Share Exchange to cancel as of the Reference Time all treasury shares it owns as of the Reference Time (including treasury shares acquired by Housecom through share purchase pertaining to dissenting shareholders’ appraisal rights in accordance with Article 785, Paragraph 1 of the Companies Act exercised in connection with the Share Exchange). The number of shares allotted in the Share Exchange is subject to change due to the cancellation of treasury shares by Housecom or any other reasons.

In addition, the abovementioned number of shares allotted in the Share Exchange is based on the assumption that all stock acquisition rights issued by Housecom will be fully exercised on or before the day immediately prior to the effective date of the Share Exchange. If such stock acquisition rights are not exercised, either partially or in full, the number of shares allotted in the Share Exchange will decrease.

(Note 3) Treatment of shares constituting less than one unit (tangen miman kabushiki)

Shareholders of Housecom who will hold any Daito Shares constituting less than one unit (fewer than 100 shares) as a result of the Share Exchange may utilize the following programs with respect to Daito Shares on or after the effective date of the Share Exchange in accordance with the Articles of Incorporation and the Share Handling Regulations of Daito. Shares constituting less than one unit cannot be sold on financial instruments exchange markets.

(i)	Top-up program of shares constituting less than one unit (additional purchase to reach one unit (100 shares))

This program is based on Article 194, Paragraph 1 of the Companies Act and Articles of Incorporation of Daito. Shareholders who hold shares of Daito constituting less than one unit may request that Daito sell them the number of Daito Shares needed to reach one unit together with the number of shares already held by them, allowing them to purchase such shares.

(ii)	Buyback program of shares constituting less than one unit (sale of shares less than one unit (100 shares))

This program is based on Article 192, Paragraph 1 of the Companies Act. Shareholders who hold shares of Daito constituting less than one unit may request that Daito purchase the shares they hold constituting less than one unit.

(Note 4) Treatment of fractions less than one share

With respect to the shareholders of Housecom who will receive allotments of any fractions less than one share of Daito upon the Share Exchange, Daito will sell Daito Shares equivalent to the total number of such fractions (any fraction of less than one share in the total number will be rounded down) pursuant to Article 234 of the Companies Act and other relevant laws and regulations, and the sale proceeds will be paid in cash to such shareholders of Housecom in proportion to the fractions they hold.

(4)	Handling of stock acquisition rights and corporate bonds with stock acquisition rights in connection with the Share Exchange

With regard to all of the stock acquisition rights issued by Housecom, if approval for the Share Exchange Agreement is obtained at the Extraordinary Shareholders’ Meeting of Housecom scheduled for December 20, 2024, Housecom plans to allow the holders of the stock acquisition rights to exercise them in accordance with the issuance terms and conditions. On the day immediately prior to the effective date of the Share Exchange, Housecom plans to acquire and cancel, without compensation, any stock acquisition rights that have not yet been exercised in accordance with the terms of acquisition of the stock acquisition rights.

Housecom has not issued any corporate bonds with stock acquisition rights.

(5)	Handling of shareholder benefits in connection with the Share Exchange

For more details on the abolition of the shareholder benefit system, see the “Notice regarding Revisions to Dividend Forecast (Non-payment of Dividend) and the Abolition of the Share Benefit System” issued by Housecom as of today.

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3.	Basis for the allotment concerning the Share Exchange
(1)	Basis and reasons for the allotment

In order to ensure fairness and appropriateness of the Share Exchange Ratio as stated in the above “2. (3) Allotment of shares in the Share Exchange,” Daito and Housecom each appointed a third-party valuation organization and various advisors that are independent from the Companies. Daito has appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as its financial advisor and a third-party valuation organization as well as Anderson Mōri & Tomotsune as its legal advisor, and Housecom has appointed Daiwa Securities Co. Ltd. (“Daiwa Securities”) as its financial advisor and a third-party valuation organization as well as Nishimura & Asahi (Gaikokuho Kyodo Jigyo) (“Nishimura & Asahi”) as its legal advisor, and full discussions and considerations were commenced.

As stated in “(4) Measures to ensure fairness (including those to prevent conflicts of interest)” below, after deliberate discussions and considerations based on the valuation report for the share exchange ratio submitted as of October 28, 2024 by Nomura Securities as its financial advisor and third-party valuation organization, advise from Anderson Mōri & Tomotsune as its legal advisor, and the results of due diligence regarding Housecom conducted by Daito, Daito has determined that the Share Exchange Ratio is appropriate and serves the interests of shareholders of Daito, leading to the conclusion that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

Meanwhile, as stated in “(4) Measures to ensure fairness (including those to prevent conflicts of interest)” below, Housecom made deliberate discussions and considerations based on the valuation report for the share exchange ratio submitted as of October 28, 2024 by Daiwa Securities as its financial advisor and third-party valuation organization, advise from Nishimura & Asahi as its legal advisor, the results of due diligence regarding Daito conducted by Housecom, instructions and advice from the Special Committee solely comprised of independent members who have no vested interest in the controlling shareholder Daito, and the report received as of October 28, 2024 from such Special Committee (for more details, see “8. (3) Outline of the opinion obtained from those who have no interest in the controlling shareholder that the transaction, etc. is not against interests of minority shareholders”). Given the fact that the Share Exchange Ratio was increased from 0.07 as originally proposed by Daito to 0.08 as a result of four requests for revision of the share exchange ratio made by Housecom and the Special Committee, and that the premium rates exceed the levels adopted in other cases where listed companies made their listed subsidiaries their wholly owned subsidiaries by way of share exchange method over the past five years or so, Housecom has determined as a result that the Share Exchange Ratio is appropriate and serves the interests of minority shareholders of Housecom, leading to the conclusion that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

As described above, Daito and Housecom carefully considered the results of the due diligence respectively conducted by the Companies on the other party in reference to the results of valuation of the share exchange ratio submitted by their respective third-party valuation organization, and continued to negotiate and discuss after comprehensively taking into account factors such as the financial condition, asset condition, and future prospects of the Companies. As a result, Daito and Housecom have concluded that the Share Exchange Ratio is appropriate and serves the interests of their respective shareholders. They have therefore decided that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

It should be noted that In accordance with the Share Exchange Agreement, the Share Exchange Ratio is subject to change upon consultation and agreement between the Companies if there are any material changes in the terms and conditions underlying the valuation.

(2)	Matters concerning the valuation
(I)	Names of the valuation organizations and their relationships with the Companies

Nomura Securities as the financial advisor and the third-party valuation organization of Daito, and Daiwa Securities as the financial advisor and the third-party valuation organization of Housecom, are both valuation organizations independent from the Companies, do not fall under the related parties of the Companies, and do not have any material interests to be stated regarding the Share Exchange.

(II)	Outline of the valuation

(i)    Valuation by Nomura Securities

With regard to Daito, Nomura Securities conducted the valuation adopting the average market share price method (the reference date was set on October 28, 2024, and adopted the closing price on the TSE as of the reference date, and a simple average closing prices for the respective period of five (5) business days, one (1) month, three (3) months, and six (6) months immediately prior to the reference date),, as Daito is listed on the TSE Prime Market and the Premier Market of the Nagoya Stock Exchange (“Nagoya Stock Exchange”), and its market prices are available.

With regard to Housecom, Nomura Securities conducted the valuation adopting: i) the average market share price method (the reference date was set on October 28, 2024, and adopted the closing price on the TSE as of the reference date, and a simple average closing prices for the respective period of five (5) business days, one (1) month, three (3) months, and six (6) months immediately prior to the reference date) as Housecom is listed on the TSE Standard Market and its market share price is available; and ii) the discounted cash flow method (“DCF Method”) in order to reflect the status of future business activities in the valuation.

The valuation results of the share exchange ratio are as follows on the assumption that the value per share of Daito Shares is set at 1:

Adopted Method	Valuation range of share exchange ratio
Average market share price method	0.060～0.062
DCF Method	0.068～0.112

In the valuation of the share exchange ratio, Nomura Securities has assumed that the public information and all information provided to Nomura Securities are accurate and complete, and has not independently verified the accuracy and completeness of such information. The assets or liabilities (including financial derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates have not been independently evaluated, appraised, or assessed, and have not been brought to appraisement or assessment by any third-party organization. Housecom’s financial forecasts and other forward-looking information are assumed to have been reasonably considered or prepared by the management of Housecom pursuant to the best and good faith forecasts and judgement currently available. The valuation by Nomura Securities reflects information and economic terms and conditions obtained by Nomura Securities as of October 28, 2024. The valuation by Nomura Securities is solely for the purpose of serving as a reference for the board of directors of Daito to consider the Share Exchange Ratio.

Substantial increase or decrease in the profit are not expected in the financial forecast of Housecom on which Nomura Securities premised for the valuation in the DCF Method. Additionally, this financial forecast does not assume the implementation of the Share Exchange.

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(ii)   Valuation by Daiwa Securities

With regard to Daito, Daiwa Securities conducted the valuation adopting the market share price method, as Daito Shares are listed on the TSE Prime Market and their market prices are available.

With regard to Housecom, Daiwa Securities conducted the valuation adopting: i) the market share price method as Housecom Shares are listed on the TSE Standard Market and their market share prices are available; and ii) the DCF Method in order to reflect the status of future business activities in the valuation.

The valuation results of the share exchange ratio using each adopted method are as follows on the assumption that the value per share of Daito Shares is set at 1:

Adopted Method		Valuation range of share exchange ratio
Daito	Housecom
Market share price method	Market share price method	0.060～0.062
	DCF Method	0.073～0.089

For the market share price method, setting the reference date on October 28, 2024, it adopted the closing price as of the reference date, and a simple average closing prices for the respective period of one (1) month, three (3) months, and six (6) months immediately prior to the reference date.

In the valuation of the share exchange ratio, Daiwa Securities has used materials and information provided by Daito and Housecom and public information, and has assumed that these materials and information are accurate and complete, and has not independently verified, nor owed an obligation to verify, the accuracy and completeness of such materials and information. The assets or liabilities (including contingent liabilities) of the Companies and their affiliates have not been independently evaluated, appraised or assessed, and have not been brought to appraisement or assessment by any third-party organization. Business plans, financial forecasts, and other forward-looking information provided by Housecom are assumed to have been reasonably and duly prepared by the management of Housecom pursuant to the best and good faith forecasts and judgement currently available. Daiwa Securities relied on these information without independently verifying the accuracy, appropriateness, and feasibility of Housecom’s business plan. Daiwa Securities valuated the share exchange ratio based on the financial, economic, market, and other conditions as of October 28, 2024.

Under the DCF method, the future cash flows based on the financial forecasts prepared by Housecom for the fiscal years ending March 2025 to March 2027 were calculated by discounting them to their present value at a certain discount rate. The discount rate adopted ranges from 12.36% to 14.33%, and for the calculation of the terminal value, the perpetual growth rate method was used, with the perpetual growth rate calculated to be between -1.0% and 1.0%.

Substantial increase or decrease in the profit are not expected in the financial forecast of Housecom on which Daiwa Securities premised for the valuation in the DCF Method. Additionally, this financial forecast does not assume the implementation of the Share Exchange.

Daiwa Securities has submitted a valuation report for the exchange ratio of the Share Exchange to the board of directors of Housecom as of October 28, 2024.

(3)	Planned delisting and reasons therefor

As a result of the Share Exchange, Housecom will become a wholly owned subsidiary of Daito as of the effective date (scheduled for February 1, 2025) and the Housecom Shares will be delisted as of January 30, 2025 (the last trading date is January 29, 2025) in accordance with the standards of delisting of the TSE. After the delisting, the Housecom Shares cannot be traded on the TSE Standard Market. If the currently scheduled effective date of the Share Exchange is to be changed, the delisting date will also be subject to change.

Even after the Housecom Shares are delisted, the Daito Shares, which will be allocated to Housecom’s shareholders upon the Share Exchange, will continue to be listed on the Prime Market of the TSE and the Premier Market of the Nagoya Stock Exchange. Therefore, while shares constituting less than one unit may be allocated to certain shareholders of Housecom, shares no less than one unit may be still traded on the financial instruments exchange market, which would ensure the liquidity of shares.

On the other hand, while the shareholders to whom the shares constituting less than one unit of Daito will be allocated cannot sell such shares constituting less than one unit at the financial instruments exchange market, such shareholders may request Daito to purchase such shares constituting less than one unit. Such shareholders may also choose to purchase from Daito such number of shares that, when added to the number of shares they hold, will constitute one unit of shares. For details, please see “(Note 3) Treatment of shares constituting less than one unit (tangen miman kabushiki)” of “2. (3) Allotment of shares in the Share Exchange” above. For details of the treatment of fractions less than one share, please see “(Note 4) Treatment of fractions less than one share” of “2. (3) Allotment of shares in the Share Exchange” above.

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The shareholders of Housecom may trade the Housecom Shares they hold as usual in the TSE Standard Market until the last trading day scheduled on January 29, 2025, and may exercise rights set forth under the Companies Act and other regulations as appropriate until such day.

(4)	Measures to ensure fairness (including those to prevent conflicts of interest)

Since Daito already holds 4,000,000 Housecom Shares (the ownership ratio of 52.36% in the number of shares (7,639,862 shares) obtained by deducting the number of the treasury shares of Housecom (150,138 shares) from the total number of shares issued as of September 30, 2024 (7,790,000 shares)) and Housecom constitutes a consolidated subsidiary of Daito, the Companies have determined that it is necessary to take measures to prevent conflicts of interest and to ensure the fairness in the Share Exchange, and the following measures to ensure the fairness (including those to prevent conflicts of interest) have been implemented.

(I)	Obtaining valuation reports from the independent valuation organizations

To ensure the fairness in the calculation of the share exchange ratio for the Share Exchange, Daito has appointed Nomura Securities as a third-party valuation organization independent from the Companies and obtained a valuation report for the share exchange ratio as of October 28, 2024, and Housecom has appointed Daiwa Securities as a third-party valuation organization independent from the Companies and obtained a valuation report for the share exchange ratio as of October 28, 2024. For the summary of each valuation report, please see “(2) Matters concerning the valuation” above. The Companies have not obtained a fairness opinion that guarantees that the share exchange ratio of the Share Exchange is fair for the shareholders of Daito or Housecom in terms of financial aspects.

(II)	Advice from independent law firms

Daito has appointed Anderson Mōri & Tomotsune as its legal advisor for the Share Exchange and has obtained advice on the legal aspect of method and procedures for the Share Exchange and decision-making by the board of directors. Anderson Mōri & Tomotsune is independent from the Companies and does not hold any material interest in the Companies.

Housecom has appointed Nishimura & Asahi as its legal advisor and has obtained advice on the legal aspect of method and procedures for the Share Exchange and decision-making by the board of directors. Nishimura & Asahi is independent from the Companies and does not hold any material interest in the Companies.

(III)	Establishment of Special Committee without conflicts of interest in Housecom and acquisition of report

On July 18, 2024, upon proceeding with the planning of the Share Exchange, Housecom has established the Special Committee consisting of three members, Mr. Akitoshi Ishimoto, Ms. Tomoko Tsunoda, who are outside directors of Housecom without any conflict of interest with Daito and have registered as independent officers with the TSE, and Mr. Go Anan (Attorney-at-Law), who does not have any conflict of interest with the Companies, for the purpose of securing the fairness in the terms and conditions thereof, eliminating the arbitrariness in the decision-making process for the Share Exchange, ensuring the fairness, transparency and objectivity in the decision-making process of Housecom, preventing conflicts of interest, and confirming that Housecom’s decision to conduct the Share Exchange is not disadvantageous to the general shareholders of Housecom (the remuneration for the members of the Special Committee is a fixed amount regardless of the content of the report, as consideration for the duties and does not include any contingency fees payable on the condition of the completion of the Share Exchange). Upon proceeding with the planning of the Share Exchange, Housecom consulted with the Special Committee regarding (i) the reasonableness of the purpose of the Share Exchange (including whether the Share Exchange would lead to the improvement of the corporate value of Housecom), (ii) the fairness and appropriateness of the terms and conditions of the Share Exchange (including the Share Exchange Ratio), (iii) the fairness in the procedures of the Share Exchange (including considerations on whether the measures to ensure fairness are duly adopted), (iv) whether the Share Exchange is disadvantageous to the general shareholders of Housecom or not, taking into account (i) through (iii) above and other matters ((i) through (iv) shall be hereinafter collectively referred to as “Advisory Matters”).

During the period from July 18, 2024 until October 25, 2024, the Special Committee held a total of 13 meetings which amounted to approximately 19 hours in total and carefully examined the Advisory Matters through gathering information and holding consultations as necessary.

Specifically, the Special Committee has confirmed that there was no issue with the independence and expertise of Daiwa Securities Co., Ltd., a financial advisor and independent valuation organization appointed by Housecom, and Nishimura & Asahi, a legal advisor appointed by Housecom, and approved such appointment. The Special Committee received explanation from Housecom on the purpose of the Share Exchange, the background of the Share Exchange, the procedures for preparing Housecom’s business plan and its content, which will be the basis for the share exchange ratio, Housecom’s environment to discuss the Share Exchange and its decision-making process and after sending a questionnaire on the purpose of the Share Exchange and other matters to Daito, received explanation from Daito on the purpose of the Share Exchange, the background of the Share Exchange, the details of synergy effects that would arise from the Share Exchange and specific measures for creating such synergy, the reason for opting for the Share Exchange, the management policy and the treatment of employees after the Share Exchange, the share exchange ratio for the Share Exchange and other terms and conditions and held a question-and-answer session upon those matters. The Special Committee has received advice from Nishimura & Asahi upon the method and procedures for Housecom’s decision-making for the Share Exchange, the operation of the Special

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Committee and the measures to ensure the fairness in the procedures for the Share Exchange and to prevent conflicts of interest therein, as well as a report on the results of the due diligence on Daito. After receiving explanation from Daiwa Securities, Co., Ltd., the independent valuation organization of Housecom, upon the method of the calculation of the share exchange ratio and the results thereof, the Special Committee held a question-and-answer session. Having received timely reports on the background and content of the Share Exchange between Daito and Housecom, the Special Committee has held consultations upon the negotiation policy and other matters, and was involved in the consultation process with Daito, by means including providing opinions to Housecom, until Daito submitted a final proposal on the Share Exchange Ratio.

Following the procedures above, the Special Committee has carefully examined and discussed the Advisory Matters and submitted to the board of directors of Housecom a report as of October 28, 2024 stating that the Share Exchange was not to be considered disadvantageous to the general shareholders of Housecom. For the summary of the opinion of the Special Committee, please see 8. (3) Outline of the opinion obtained from those who have no interest in the controlling shareholder that the transaction, etc. is not against interests of minority shareholders” below.

(IV)	Approval of all directors of Housecom without conflicts of interest and opinion of non-objection of all auditors free from conflicts of interest

At the meeting of the board of directors of Housecom held today, the Share Exchange was discussed and unanimously approved by and between the four directors out of five directors of Housecom, which excluded Mr. Taizo Matsukawa, who concurrently serves as an executive officer of Daito, on the ground of the prevention of conflicts of interest. Mr. Matsukawa has not participated in the discussion, consultation and negotiation for the Share Exchange on behalf of Housecom.

All three auditors were also present at such meeting of the board of directors and stated that they had no objections to the transaction of the Share Exchange.

4.	Company profile of the parties to the Share Exchange (as of September 30, 2024)

	Wholly owning parent company	Wholly owned subsidiary
(1) Name	Daito Trust Construction Co., Ltd.	HOUSECOM CORPORATION
(2) Location	Shinagawa East One Tower, 2-16-1, Konan, Minato-ku, Tokyo	Shinagawa East One Tower, 2-16-1, Konan, Minato-ku, Tokyo
(3) Name and title of representative	Kei Takeuchi, Representative Director, CEO	Kei Tamura, President and Representative Director
(4) Description of business	Design and construction of building leasing business, tenant recruitment business and rental housing management, and related business including gas supply	Real estate lease building brokerage and management of real estate lease, and non-life insurance agency
(5) Amount of Capital	29,060 million JPY	424 million JPY
(6) Date of incorporation	June 20, 1974	July 1, 1998
(7) Number of outstanding shares	68,918,979 ordinary shares	7,790,000 ordinary shares
(8) Fiscal year-end	March 31	March 31
(9) Number of employees	18,682(consolidated)	1,104 (consolidated)
(10) Major business partners	-	-
(11) Main financing banks	Sumitomo Mitsui Banking Corporation MUFG Bank, Ltd. Mizuho Bank, Ltd.	Sumitomo Mitsui Banking Corporation

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	The Master Trust Bank of Japan, Ltd. (Trust Account)	16.14%	Daito Trust Construction Co., Ltd.	52.36%
	Custody Bank of Japan, Ltd. (Trust Account)	5.69%	Hikari Tsushin, Inc.	7.56%
	STATE STREET BANK AND TRUST COMPANY 505001 (Standing proxy: Mizuho Bank, Ltd., Settlement & Clearing Services Department)	5.63%	Employee Stock Association of Housecom	4.34%
	Hikari Tsushin, Inc.	5.35%	Mr. Katsumi Tada	4.06%
(12) Major	JPMorgan Securities Japan Co., Ltd.	2.83%	Mr. Kei Tamura	1.55%
shareholders and shareholding ratio	Daito Cooperation Stock Association	2.51%	Mr. Mitsutoshi Taura	0.80%
	STATE STREET BANK AND TRUST COMPANY 505103 (Standing proxy: Mizuho Bank, Ltd., Settlement & Clearing Services Department)	2.46%	UH Partners 2, Inc.	0.76%
	Sumitomo Realty & Development Co., Ltd.	2.43%	The Master Trust Bank of Japan, Ltd. (Trust Account)	0.76%
	Employee Stock Association of Daito	2.28%	Mr. Masanori Adachi	0.55%
	NORTHERN TRUST CO. (AVFC) RE SILCHESTER INTERNATIONAL INVESTORSINTERNATIONAL VALUE EQUITY TRUST (Standing proxy: The Hongkong and Shanghai Banking Corporation Limited, Tokyo Branch, Custody Services Department)	2.10%	Mr. Hideki Asano	0.52%
			Mr. Hitoshi Kadouchi	0.52%
			Sumitomo Life Insurance Company (Standing proxy: Custody Bank of Japan, Ltd.)	0.52%

(13) Relationship between the parties
Capital relationships	As of today, Daito owns 4,000,000 shares of Housecom (the ownership ratio of 52.36% in the number of shares obtained by deducting the number of the treasury shares of Housecom (150,138 shares) from the total number of issued shares (7,790,000 shares)), and is a parent company of Housecom.
Personal relationships

As of today, one executive officer of Daito concurrently serves as a director of Housecom and one former member of Daito (who resigned Daito in January, 2006) serves as an auditor of Housecom.

Apart from those mentioned above, as of today, an employee of Daito has been seconded to Housecom.

Business relationships	Housecom provides brokerage services for tenants of Daito construction properties.
Status as a related party	Housecom is a consolidated subsidiary of Daito, and Housecom and Daito fall under related parties to each other.

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(14) Operating results and financial position for the last three years (Millions of JPY, unless otherwise stated)
	Daito (consolidated)			Housecom (consolidated)
Fiscal year	FY ended March 31, 2022	FY ended March 31, 2023	FY ended March 31, 2024	FY ended March 31, 2022	FY ended March 31, 2023	FY ended March 31, 2024
Consolidated net assets	365,787	404,933	405,800	6,789	7,018	7,240
Consolidated total assets	1,005,879	1,061,909	1,080,069	10,178	11,482	10,781
Consolidated net assets per share (JPY)	5,379.73	5,941.66	6,211.64	877.51	905.89	943.49
Consolidated net sales	1,583,003	1,657,626	1,731,467	14,206	14,179	13,529
Consolidated operating profit	99,594	100,000	104,819	418	394	502
Consolidated ordinary profit	103,671	103,898	108,720	614	620	685
Current net profit attributable to shareholders of parent company	69,580	70,361	74,685	372	327	410
Current consolidated net profit per share (JPY)	1,021.43	1,031.06	1,110.59	48.33	42.48	53.35
Dividend per share (JPY)	511.00	516.00	555.00	15.00	16.00	17.00

5.	Status after the Share Exchange
Wholly owning parent company after the Share Exchange
(1)	Name	Daito Trust Construction Co., Ltd.
(2)	Location	Shinagawa East One Tower, 2-16-1, Konan, Minato-ku, Tokyo
(3)	Name and title of representative	Kei Takeuchi, Representative Director, CEO
(4)	Description of business	Design and construction of building lease business, tenant recruitment business and rental housing management, and related business including gas
(5)	Amount of Capital	29,060 million JPY
(6)	Fiscal year-end	March 31
(7)	Net assets	To be determined
(8)	Total Assets	To be determined

6.	Summary of accounting treatment

The Share Exchange is expected to constitute common control transaction, etc. under the “Accounting Standards for Business Combinations” (ASBJ Statement No.21, January 16, 2019).

7.	Future outlook

Since Housecom is already a consolidated subsidiary of Daito, the impact of the Share Exchange on the business results of both Daito and Housecom is expected to be insignificant. However, if it becomes necessary to revise the earnings forecast or if there is any matter to be announced, such revision or matter shall be promptly disclosed.

8.	Matters relating to transactions, etc. with the controlling shareholder
(1)	Applicability of transactions, etc. with the controlling shareholder and compliance with guidelines on measures to protect minority shareholders

The Share Exchange falls under transactions, etc. with the controlling shareholder, where Daito, which already holds 4,000,000 Housecom Shares (52.36% of 7,639,862 Housecom Shares (the number of shares calculated by deducting Housecom’s treasury shares (150,138 shares) from its total number of issued shares (7,790,000 shares)), will wholly own Housecom.

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In the “Guidelines for measures to protect the minority shareholders upon transactions, etc. with controlling shareholder” in the corporate governance report disclosed on June 20, 2024, Housecom has stated that “Our company’s policy is to conduct in-group transactions including those with Daito fairly, based on market prices, and the terms and conditions thereof are determined after consultations taking into consideration changes in the business environment and profitability in light of market prices. To comply with such policy, we have established the related party transaction management regulations for decision-making for transactions and management of transaction status and are taking measures to ensure the fairness as necessary. Pursuant to the Supplementary Principle 4-8 (3), we also have established a committee for conflicts of interest in transactions as a special committee within the board of directors, in order to discuss and examine material transactions with the controlling shareholder (parent company). The members of the committee for conflicts of interest in transactions are all of our independent outside directors and all of the independent outside auditors.”

Upon proceeding with the planning of the Share Exchange, as stated above in “3. (4) Measures to ensure fairness (including those to prevent conflicts of interest),” Housecom has taken measures to secure the fairness and prevent conflicts of interest, ensuring that the Share Exchange will not be disadvantageous to the minority shareholders. Since the Share Exchange constitutes an acquisition of a subsidiary company by the controlling shareholder as defined under the “Guidelines for Fair M&A: Enhancing Corporate Value and Securing Shareholders’ Interests” (June 28, 2019) published by the Ministry of Economy, Trade and Industry (the “M&A Guidelines”), upon the Share Exchange, Housecom has established and consulted with the Special Committee in compliance with the M&A Guidelines.

Accordingly, it is our understanding that the Share Exchange complies with Housecom’s “Guidelines for measures to protect the minority shareholders upon transactions, etc. with controlling shareholder” as described above.

(2)	Matters relating to measures to ensure fairness and measures to prevent conflicts of interest

As described above in “(1) Applicability of transactions, etc. with the controlling shareholder and compliance with guidelines on measures to protect minority shareholders,” since the Share Exchange constitutes a transaction with the controlling shareholder for Housecom, Housecom determined that it was necessary to take measures to prevent conflicts of interest. After Housecom carefully discussed and examined the terms and conditions of the Share Exchange at its board of directors meetings, Housecom has secured the fairness and prevented conflicts of interest by taking measures stated above in “3. (4) Measures to ensure fairness (including those to prevent conflicts of interest).”

(3)	Outline of the opinion obtained from those who have no interest in the controlling shareholder that the transaction, etc. is not against interests of minority shareholders

As stated above in “3. (4) Measures to ensure fairness (including those to prevent conflicts of interest),” upon proceeding with the planning for the Share Exchange, Housecom has, for the purpose of confirming that whether it is not disadvantageous to the general shareholders of Housecom to secure the fairness in the terms and conditions thereof, eliminate the arbitrariness in the decision-making process therefor, ensure the fairness, transparency and objectivity in the decision-making process of Housecom, prevent conflicts of interest, and to make a decision to implement the Share Exchange, established the Special Committee and consulted with the Special Committee regarding the Advisory Matters.

As a result, Housecom has received a report from the Special Committee as of October 28, 2024, as follows.

(I)	Content of the report

i.	The purpose of the Share Exchange is deemed to be reasonable.
ii.	The terms and conditions of the Share Exchange are deemed to be fair and appropriate.
iii.	The procedures of the Share Exchange are deemed to be fair.
iv.	The Share Exchange is not disadvantageous to the general shareholders of Housecom.

(II)	Reasons for the report

(i)	Reasonableness of the purpose of the Share Exchange (including whether the Share Exchange would lead to the improvement of the corporate value of Housecom)

Based on the following, since there are no unreasonable aspects regarding the facts related to the reasonableness of the purpose of the Share Exchange and the process of considering the Share Exchange, the Share Exchange will lead to the improvement of the corporate value of Housecom and the purpose of the Share Exchange is deemed to be reasonable:

(a)	The Special Committee did not find any unreasonable point in Housecom’s understanding of the business background and management issues that led to the Share Exchange as stated above in “1. Purpose of wholly owning the subsidiary through the Share Exchange” and the developments in considering the Share Exchange based on such understanding;
(b)	Specifically, since (i) Housecom and Daito were able to confirm that Housecom’s unique brand and Housecom’s free and open culture, which are the sources of Housecom’s corporate value, will be maintained in the same way as before even after the implementation of the Share Exchange; and (ii) the measures listed to achieve medium- to long-term growth for Housecom group, such as the coexistence of the rental brokerage store network and brands, the promotion of joint development of IT systems, the promotion of human capital management, the expansion of offered services through sharing of Companies resources, and the reduction of listing maintenance costs, are all specific and realistic, it is not unreasonable to acknowledge that the Share Exchange will contribute to the improvement of Housecom’s corporate value through certain synergies; and

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(c)	Specific concerns regarding the impact of the Share Exchange on Housecom’s corporate value are whether Housecom’s independence will be maintained after the Share Exchange and whether the number of properties handled by Housecom’s existing business partners will decrease. On October 4, 2024, the Special Committee interviewed Mr. Kei Takeuchi (“Mr. Takeuchi”), Representative Director and CEO of Daito, and inquired of him how these matters will be treated if the Share Exchange is implemented. In response, Mr. Takeuchi explained that: even if Housecom becomes a wholly-owned subsidiary of Daito, he believes that the number of properties handled by Housecom will be maintained in light of the current market environment and practice; Housecom’ free and open culture will be given due respect; Housecom brand and its current business execution system will be maintained; and Daito aims to raise the salary levels of Housecom’s employees and will maintain other treatment. Through this interview process, it was clearly confirmed that Daito would respect the maintenance of Housecom’s independence, which is the source of Housecom’s corporate value, even after the Share Exchange and would also maintain the treatment of its employees. Thus, it is not unreasonable to deem that the concerns with respect to this issue have been generally resolved. In addition, with regard to the maintenance of the existing handled properties, even though Housecom is a subsidiary of Daito, it is currently able to handle properties for corporations that compete with Daito. Furthermore, in the abovementioned interview, Mr. Takeuchi, the representative of Daito, clearly stated that he would respect the maintenance of Housecom’s independence including the maintenance of its brand, even after the Share Exchange. Based on the above, and taking into account that the outcome of the maintenance of the existing handled properties depends on the specific measures taken by Housecom and Daito after the Share Exchange and how Housecom’s business partners understand the maintenance of Housecom’ independence, the probability of Housecom’s existing business partners terminating their business with Housecom as a result of the Share Exchange is not high, and it is not unreasonable to deem that the concerns related to the maintenance of future business partners have been resolved to a considerable extent.

(ii)	Fairness and appropriateness of the terms and conditions of the Share Exchange (including the Share Exchange Ratio)

Based on the following, the terms and conditions of the Share Exchange are fair and appropriate:

(a)	The Share Exchange involves an allotment of Daito Shares to the shareholders of Housecom, which allows the shareholders of Housecom to continue to receive the benefit of synergy effects created for Daito Group through the acquisition of Daito Shares over the long term even after the Share Exchange. Housecom’s shareholders who wish to convert the shares into cash can sell the shares at their discretion, since Daito Shares are listed on the Prime Market and sufficient liquidity is ensured;
(b)	Regarding the valuation method used for the valuation of the share exchange ratio by Daiwa Securities as stated in 3. (2) “Matters concerning the valuation”-(II) “Outline of the valuation” above, after receiving the detailed explanations (including reasons for selecting the valuation method) from Daiwa Securities and considering them, the Special Committee did not find any unreasonable aspects in the valuation of the share exchange ratio by Daiwa Securities;
(c)	With respect to the process of the preparation of Housecom’s business plan which was used as a basis for Daiwa Securities’ valuation of the share exchange ratio using the DCF Method, a Q&A session was held with Housecom. In the session, Housecom explained that in preparing the business plan, a medium term management plan to be used as a premise for the valuation of the share exchange ratio was prepared. After subsequent considerations, the Special Committee did not find any unreasonable aspects in the preparation process and its major assumptions for Housecom’s business plan;
(d)	The Share Exchange Ratio is 0.08 shares of Daito’s ordinary shares for each ordinary share of Housecom, and the underlying share price of Housecom exceeds the range of valuation results using the market share price method and can be said to be at a level that is approximately the median of the valuation results calculated by the DCF Method. In addition, the Special Committee examined cases similar to the Share Exchange in which listed companies made their listed subsidiaries their wholly owned subsidiaries through a share exchange method over the past five years or so, and scrutinized the share exchange ratios applied in those cases, as well as the levels of premium rates calculated based on the closing prices on the business day immediately before the announcement date of the parent company in the share exchange and the subsidiary in the share exchange, and the simple average closing prices for the one-month, three-month and six-month periods up to the reference date. As a result, the Share Exchange Ratio was higher than the levels adopted in such past cases;
(e)	As a result of the legal due diligence by Nishimura & Asahi and the financial and tax due diligence by Yamada & Partners Tax Co. both of which focused on Daito and were conducted during the period from late August to mid-October 2024 to confirm any matters that may affect contingent liabilities or other valuations, no material contingent liabilities that may affect Daiwa Securities’ valuation of the share exchange ratio were found.

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(f)	The Share Exchange Ratio was determined as a result of good faith price negotiations between Housecom and the Special Committee and Daito, based on advice from Housecom’s advisors. In addition, after 4 requests for revision of the share exchange ratio were made, the Share Exchange Ratio was actually increased from 0.07 as originally proposed by Daito to 0.08. Thus, there are no unreasonable aspects in the background of these negotiations between the Special Committee and Daito regarding the Share Exchange Ratio.
(g)	Housecom has requested its legal advisor Nishimura & Asahi to review not only the Share Exchange Ratio but also the agreement for the Share Exchange, and no conditions that are unfavorable to Housecom have been found regarding the agreement for the Share Exchange.

(iii)	Fairness in the procedures of the Share Exchange (including considerations on whether the measures to ensure fairness are duly adopted)

Based on the following, the procedures of the Share Exchange were duly handled in accordance with each measure to ensure fairness as set forth in the M&A Guidelines, and no unreasonable issues were found. Therefore, the fairness in the procedures of the Share Exchange is ensured:

(a)	(i) It is recognized that the Special Committee was involved in the Share Exchange from the initial stages of the process of determining the terms and conditions of the Share Exchange; (ii) it is confirmed that each of the members of the Special Committee has independence and was appointed with due consideration of their attributes and expertise; (iii) it is recognized that a system was in place to ensure that Housecom’s outside directors and outside auditors were independently and substantially involved in the process of deciding on the establishment, setting authority and responsibilities of the Special Committee, and the determination the policy for the appointment of its member and their fees; (iv) the Special Committee has carefully considered and discussed the Advisory Matters while obtaining professional advice from Daiwa Securities and Nishimura & Asahi, which were approved as Housecom’s financial and legal advisors; (v) the Special Committee has obtained important information, including non-public information, and has considered and determined the pros and cons of the Share Exchange and the appropriateness of the terms and conditions of the Share Exchange based on such information; (vi) since the remunerations of the Special Committee members are to be paid regardless of the success or failure of the Share Exchange, it is recognized that an environment is in place to enable the Special Committee members to make a time and labor commitment and to make judgment from a position independent of the success or failure of the Share Exchange; (vii) it is recognized that the board of directors of Housecom is making decisions regarding the Share Exchange while paying respect to the opinions of the Special Committee; and (viii) in the course of the discussions, examinations and negotiations, there is no evidence that Daito or any other party with a special interest in the Share Exchange has had an improper influence on the negotiation or decision-making process. Based on the above and in light of the indications made by the M&A Guidelines regarding measures to enhance the effectiveness of the Special Committee, it is recognized that an independent Special Committee has been established and is functioning effectively;
(b)	It is recognized that Housecom has appointed Nishimura & Asahi as its legal advisor independent of Housecom and Daito Group in early July 2024, and received necessary legal advice regarding the method and process of decision-making by Housecom’s board of directors, including the procedures for the Share Exchange, and other potential issues;
(c)	In addition to receiving advice from Daiwa Securities regarding the determination of the terms and conditions of the Share Exchange, Housecom also requested that Daiwa Securities valuate Housecom’s share exchange ratio, and obtained a valuation report for the share exchange ratio on October 28, 2024.
(d)	Although the so-called “majority of minority” condition has not been set for the Share Exchange, setting a majority of minority condition and making the completion of the Share Exchange unstable may be considered to greatly damage the interests of Housecom’s general shareholders. On the other hand, since other appropriate measures to ensure fairness have been implemented in the Share Exchange, it is believed that sufficient consideration has been given to the interests of Housecom’s general shareholders. Thus, the fact that the majority-of-minority condition has not been set up does not mean that appropriate measures to ensure fairness have not been taken; and
(e)	It is recognized that the information on the Special Committee, the information on the valuation report for the share exchange ratio, and other information that the M&A Guidelines require to be disclosed has been sufficiently disclosed.

(iv)	Whether the Share Exchange is disadvantageous to the general shareholders of Housecom or not based on (i) through (iii) above and other matters

As described in (i) to (iii) above, since the purpose of the Share Exchange is reasonable, the terms and conditions of the Share Exchange are fair and appropriate, and the procedures of the Share Exchange are fair, the decision to implement the Share Exchange is not disadvantageous to the general shareholders.

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(Reference data) Consolidated earnings forecast for the current fiscal year and for the last fiscal year

Daito (The forecast for the current fiscal year was published on October 22, 2024.)

(Unit: Millions of JPY)

	Consolidated net sales	Consolidated operating profit	Consolidated ordinary profit	Current net profit attributable to shareholders of the parent company
Earnings forecast for the current fiscal year (Fiscal year ending March 31, 2025)	1,830,000	120,000	123,000	84,000
Results of the last fiscal year (Fiscal year ended March 31, 2024)	1,731,467	104,819	108,720	74,685

Housecom (The forecast for the current fiscal year was published on October 29, 2024.)

(Unit: Millions of JPY)

	Consolidated net sales	Consolidated operating profit	Consolidated ordinary profit	Current net profit attributable to shareholders of the parent company
Earnings forecast for the current fiscal year (Fiscal year ending March 31, 2025)	14,001	560	744	498
Results of the last fiscal year (Fiscal year ended March 31, 2024)	13,529	502	685	410

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